Exhibit (a)(5)(OO)

This document is important and requires your immediate attention. If you have any questions as to how to deal with it, you are encouraged to consult your investment dealer, stockbroker, bank manager, accountant, lawyer or other professional advisor. It should be read in conjunction with the take-over bid circular of Rio Tinto Canada Holding Inc. dated July 24, 2007 as subsequently amended.

The Offer has not been approved or disapproved by the SEC or any securities regulatory authority in Canada or the United States or any other jurisdiction nor has any securities regulatory authority expressed an opinion about, or passed upon the fairness or merits of, the Offer contained in this document or the adequacy of the information contained in this document. Any representation to the contrary is unlawful.

NOTICE OF EXTENSION
and
COMMENCEMENT OF SUBSEQUENT OFFERING PERIOD
by
RIO TINTO CANADA HOLDING INC.,
an indirect wholly-owned subsidiary of Rio Tinto plc,
of its
OFFER TO PURCHASE FOR CASH
all of the outstanding Common Shares of
ALCAN INC.
at a price of U.S.$101 Per Common Share

Rio Tinto Canada Holding Inc. (the “Offeror”) hereby gives notice that it is commencing a subsequent offering period and is extending the period for acceptance of the offer dated July 24, 2007, as amended by the Notice of Extension dated September 17, 2007, (the “Offer”) to purchase each issued and outstanding common share of Alcan Inc. (“Alcan”), together with the associated rights (the “Alcan Rights”) (such Alcan Rights, together with the common shares of Alcan, the “Alcan Common Shares”) issued and outstanding under Alcan’s Shareholder Rights Plan which is described under “Shareholder Rights Plan” in the take-over bid circular of the Offeror dated July 24, 2007, (as amended by the Notice of Extension dated September 17, 2007, the “Circular”), for U.S.$101 (equivalent to Cdn$97.71 based on the October 23, 2007 Bank of Canada Noon Rate) per Alcan Common Share in cash (less any applicable withholding taxes and without interest) (the “Offer Consideration”) upon the terms and subject to the conditions set forth in the Offer, as extended or supplemented by this Notice of Extension, and in the letter of transmittal (the “Letter of Transmittal”) that accompanied the Circular (printed on blue paper). The Offeror hereby also gives notice that the Offer has become unconditional and that the period ended October 23, 2007 during which the Offer was conditional (the “Initial Offering Period”) has ended. The Offer will be open for acceptance until 6:00 p.m., Eastern Time (Canada), on November 8, 2007, unless extended by the Offeror to another date. Unless the context requires otherwise or unless otherwise defined herein or amended hereby, defined terms used in this Notice of Extension have the same meaning as in the Circular.

THE SUBSEQUENT OFFERING PERIOD HAS COMMENCED AND THE OFFER ACCEPTANCE PERIOD
HAS BEEN EXTENDED UNTIL 6:00 P.M. EASTERN TIME (CANADA) ON NOVEMBER 8, 2007.

Shareholders who have validly deposited and not withdrawn their Alcan Common Shares need take no further action to accept the Offer.

On October 23, 2007, the Offeror: (i) confirmed that all of the conditions of the Offer had been satisfied and the Initial Offering Period had expired; (ii) took up approximately 298,759,000 Alcan Common Shares validly deposited at that time (representing 79.41% of the Alcan Common Shares outstanding at that date on a fully diluted basis); (iii) confirmed the termination of withdrawal rights in respect of Alcan Common Shares validly deposited during the Initial Offering Period; and (iv) advised the Depositary that the Offeror was commencing a subsequent offering period (the “Subsequent Offering Period”) and thereby extended the Offer until 6:00 P.M. Eastern Time (Canada) on November 8, 2007. On October 25, 2007, the Offeror will pay for all the Alcan Common Shares validly deposited by October 23, 2007 by providing the Depositary with sufficient funds for transmittal to depositing Alcan shareholders.

If you wish to accept the Offer, you should either (i) complete and sign the Letter of Transmittal (or a manually signed facsimile copy thereof) that accompanied the Circular in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing deposited Alcan Common Shares and any other required documents, to Computershare Investor Services Inc., as depositary (the “Depositary”), at any of its offices specified in the Letter of Transmittal, (ii) deposit your Alcan Common Shares under the Offer pursuant to the procedures for book-entry transfer set forth in the section entitled “Offer — Manner of Acceptance” of the Circular, or (iii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

If your Alcan Common Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact such broker, dealer, commercial bank, trust company or other nominee if you wish to deposit your Alcan Common Shares under the Offer.

The Dealer Managers for the Offer are:

In the United States:	In Canada:

Deutsche Bank Securities Inc.	CIBC World Markets Inc.
Toll Free: 1 (877) 221-7676	Toll Free: 1 (866) 744-2030 (English)
Telephone: 1 (514) 847-6638 (French)

October 25, 2007	(continued on next page)

(continued from cover)

This Notice of Extension should be read in conjunction with the Circular, the notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) and Letter of Transmittal that accompanied the Circular and the Tender Offer Statement on Schedule TO, as amended, as filed with the U.S. Securities and Exchange Commission (the “SEC”). Unless the context requires otherwise or unless otherwise defined herein or amended hereby, defined terms used in this Notice of Extension have the same meaning as in the Circular.

If you wish to deposit your Alcan Common Shares under the Offer and (i) the certificates representing your Alcan Common Shares are not immediately available, (ii) you cannot deliver the certificates representing Alcan Common Shares and/or Alcan Rights, if applicable, and all other required documents to the Depositary before the Expiry Time or (iii) you cannot comply with the procedures for book-entry transfer on a timely basis, your Alcan Common Shares may nevertheless be validly deposited under the Offer in compliance with the procedures for guaranteed delivery using the Notice of Guaranteed Delivery. See the section entitled “Offer — Manner of Acceptance” of the Circular.

Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, or either of the Dealer Managers at their telephone numbers, in each case, as set forth on the back cover of this document. Requests for additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, and copies will be furnished promptly at the Offeror’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Offeror has not authorized anyone to provide any information or make any representation about the Offeror or its affiliates that is different from, or in addition to, the information and representations contained in the Circular as amended or supplemented by this Notice of Extension or in any materials regarding the Offeror or its affiliates accompanying this document or incorporated by reference herein or therein.

You should not rely on any information or any representation regarding the Offeror or its affiliates not contained in this document or not contained in any material accompanying this document or incorporated by reference in it. While the Offer is being made to all holders of Alcan Common Shares, this document does not constitute an offer or a solicitation in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made in, nor will deposits be accepted in, any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer in any such jurisdiction.

THIS NOTICE OF EXTENSION, THE CIRCULAR AND RELATED LETTER OF TRANSMITTAL AND, IF APPLICABLE, NOTICE OF GUARANTEED DELIVERY CONTAIN IMPORTANT INFORMATION AND YOU SHOULD CAREFULLY READ THEM IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER. ADDITIONAL INFORMATION ABOUT THE RIO TINTO GROUP AND ALCAN IS AVAILABLE AT THE INTERNET WEBSITES MAINTAINED BY THE SEC AND CANADIAN SECURITIES REGULATORY AUTHORITIES AT WWW.SEC.GOV AND WWW.SEDAR.COM, RESPECTIVELY.

THIS NOTICE OF EXTENSION, THE CIRCULAR, THE TENDER OFFER STATEMENT ON SCHEDULE TO PREPARED BY THE OFFEROR AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 PREPARED BY ALCAN CAN BE OBTAINED FROM THE SEC’S WEBSITE FREE OF CHARGE. THE INFORMATION CONTAINED ON THE WEBSITES REFERRED TO ABOVE IS NOT INCORPORATED BY REFERENCE INTO THE OFFER AND YOU SHOULD NOT CONSIDER INFORMATION CONTAINED ON THE WEBSITES AS PART OF THE OFFER. PLEASE SEE THE SECTION ENTITLED “WHERE YOU CAN FIND ADDITIONAL INFORMATION” IN THE CIRCULAR.

The offer to purchase all of the issued and outstanding common shares of Alcan is being made by Rio Tinto Canada Holding Inc., an indirect wholly-owned subsidiary of Rio Tinto.

The release, publication or distribution of this document in certain jurisdictions may be restricted by law and therefore persons in such jurisdictions into which this document is released, published or distributed should inform themselves about and observe such restrictions.

ii

NOTICE TO SHAREHOLDERS IN FRANCE

The Offer is made to holders in France of Alcan Common Shares admitted to trading on Euronext-Paris (the “French Shares”). An announcement including the main information relating to the Offer documents has been prepared and released pursuant to article 231-24 of the Autorité des marchés financiers (“AMF”) General Regulation (Communiqué établi conformément à l’article 231-24 du Réglement général) and contains information relating to how and in which time limit Alcan Shareholders residing in France can accept the Offer. Updates of this announcement were released on September 17, 2007, October 23 and 24, 2007. The offer document and the announcement prepared pursuant to article 231-24 of the AMF General Regulation as updated are available free of charge to the holders of French Shares registered with Euroclear France who request it from Citi France, Global Transaction Services, Operations department, 19 le Parvis la Défense 7, 92073 Paris la Défense. They are also available on the internet at the following address: www.computershare.com/Rio-AlcanFrenchofferdocument.

HOLDERS IN BELGIUM OF SHARES AND IDRs

The Offer is made to holders in Belgium of shares and/or certificates admitted to trading on Euronext Brussels (the “IDRs”). A Belgian supplement, addressing issues specific to holders of shares and/or IDRs in Belgium (the “Belgian Supplement”) was approved by the Belgian Banking, Finance and Insurance Commission (the “BFIC”) on August 2, 2007. A first notice of extension of the Offer was approved by the BFIC on September 18, 2007 (the “First Supplement”). A second notice of extension of the Offer was approved by the BFIC on October 23, 2007 (the “Second Supplement”). The offer document, the Belgian Supplement, the First Supplement and the Second Supplement are available free of charge to the investors in Belgium who request it from the Belgian branch of Citibank International plc, Department GTS Operations, 4th floor, boulevard Général Jacques 263G, 1050 Brussels. They are also available on the internet at the following address: www.computershare.com/Rio-AlcanBelgianofferdocument. Further details of how the extension of the Offer impacts Belgian shareholders are contained in the press release released today.

NOTICE TO HOLDERS OF OPTIONS

The Offer is made only for Alcan Common Shares. The Offer is not made for any options or any other rights (other than Alcan Rights) to acquire Alcan Common Shares (including options to purchase shares of Pechiney).

EXCHANGE RATE INFORMATION

In this document, “$” and “U.S.$” refer to U.S. dollars, and “Cdn$” refers to Canadian dollars. On October 23, 2007, the exchange rate for one U.S. dollar expressed in Canadian dollars based upon the Bank of Canada Noon Rate was Cdn$0.9674.

FORWARD-LOOKING STATEMENTS

Certain statements and assumptions in this Notice of Extension and in the Circular about the Offeror, Rio Tinto and Alcan contain or are based on “forward-looking” information and involve risks and uncertainties. Such statements include, but are not limited to, statements with regard to the outcome of the Offer, and may be (but are not necessarily) identified by the use of phrases such as “will”, “expect”, “intend”, “anticipate” and “believe”. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future and may be outside the control of the Offeror, Rio Tinto or Alcan. Actual results and developments may differ materially from those expressed or implied in such statements because of a number of factors, including the outcome of the Offer and such other factors identified in Rio Tinto’s most recent Annual Report on Form 20-F filed with the SEC or Form 6-Ks furnished to the SEC or Alcan’s most recent periodic and current reports on Form 10-K, 10-Q or 8-K filed with the SEC (as the case may be).

iii

NOTICE OF EXTENSION

TO: THE HOLDERS OF ALCAN COMMON SHARES

This Notice of Extension amends and supplements the Offer, the Circular and the Letter of Transmittal and the Notice of Guaranteed Delivery which accompanied the Circular, and should be read in conjunction therewith.

Except as otherwise set forth in this Notice of Extension, the terms and conditions previously set forth in the Circular, as varied, amended and supplemented by the notice of extension dated September 17, 2007, the Letter of Transmittal and the Notice of Guaranteed Delivery continue to be applicable in all respects.

Unless the context requires otherwise or unless otherwise defined herein or amended hereby, defined terms used in this Notice of Extension have the same meaning as in the Circular.

1.                 Extension of the Offer

The Offeror hereby gives notice that the Initial Offering Period has expired and the Offeror has commenced the Subsequent Offering Period by extending the acceptance period for the Offer from 6:00 p.m., Eastern Time (Canada), on October 23, 2007 to 6:00 p.m., Eastern Time (Canada), on November 8, 2007.

2.                 Manner of Acceptance

The procedure for accepting the Offer is described on page 12 of the Circular under the heading “Manner of Acceptance”.

3.                 Take up of and Payment for Deposited Common Shares and Status of Alcan Rights

Any Alcan Common Shares validly deposited during the Subsequent Offering Period will be taken up immediately and paid for promptly.

Shareholders are referred to page 24 of the Circular under the section entitled “Take Up of, and Payment for, Deposited Alcan Common Shares” and to page 21 of the Circular under the heading “Subsequent Offering Period” for details as to the take up of and payment for Alcan Common Shares under the Offer.

Coincident with the take-up on October 23, 2007 of Alcan Common Shares by the Offeror, the Alcan Rights were automatically redeemed and ceased to be exercisable. As a result of the take-up, the Offeror is able to acquire all the remaining Alcan Common Shares and intends to do so. Any residual entitlements attaching to the Alcan Common Shares so acquired will be acquired by and accrue to the Offeror. Shareholders are referred to page 47 of the Circular under the heading “Purpose; Subsequent Acquisition Transaction”.

4.                 Right to Withdraw

Alcan Common Shares deposited under the Offer during the Subsequent Offering Period may be withdrawn by or on behalf of the depositing Alcan shareholder (unless otherwise required or permitted by applicable law) at any time during the Subsequent Offering Period against repayment by the holder of any amount received from the Offeror. This right of withdrawal may be exercised only in respect of Alcan Common Shares deposited during the Subsequent Offering Period.

Shareholders are referred to page 25 of the Circular under the section entitled “Right to Withdraw” and to page 21 of the Circular under the heading “Subsequent Offering Period” for a description of the procedures for exercising the right to withdraw Common Alcan Shares deposited under the Offer.

5.                 Statutory Rights

Securities legislation in the provinces and territories of Canada provides you with, in addition to any other rights you may have at law, one or more rights of rescission or price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to you. However, such rights must be exercised within prescribed time limits. You should refer to the applicable provisions of the securities legislation of your province or territory for particulars of those rights or consult with a lawyer.

1

6.                 Directors’ Approval

The contents of this Notice of Extension have been approved and the sending thereof to the Alcan shareholders has been authorized by the board of directors of the Offeror.

2

APPROVAL AND CERTIFICATE OF RIO TINTO CANADA HOLDING INC.

The contents of this Notice of Extension have been approved by, and the sending thereof to the Alcan shareholders has been authorized by, the board of directors of Rio Tinto Canada Holding Inc. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the Alcan Common Shares subject to the Offer.

.
IAN C. RATNAGE	MICHEL JUTRAS
President	Secretary

On behalf of the board of directors

MICHEL JUTRAS	IAN C. RATNAGE	JOCELIN PARADIS
Director	Director	Director

3

The Depositary for the Offer is:

COMPUTERSHARE INVESTOR SERVICES INC.

In Canada:

By Mail:		By Registered Mail, Hand or by Courier:
Computershare Investor Services Inc.		Computershare Investor Services Inc.
P.O. Box 7025		100 University Avenue
31 Adelaide Street East		9th Floor
Toronto, Ontario		Toronto, Ontario
M5C 2T1		M5J 2Y1
Attention: Corporate Actions		Attention: Corporate Actions

Toll Free (North America): 1-866-624-1341 Overseas: +1 (514) 982-7555 Email: corporateactions@computershare.com

Montréal		Vancouver	Calgary
By Hand:	Registered Mail or	By Registered Mail,	By Registered Mail,
	by Courier:	Hand or by Courier:	Hand or by Courier:
650 de Maisonneuve	1500 University Street	510 Burrard Street	Western Gas Tower
Blvd West	Suite 700	2nd Floor	Suite 600
Suite 700	Montréal, Quebec	Vancouver,	530 8th Avenue S.W.
Montréal, Quebec	H3A 3S8	British Columbia	Calgary, Alberta
H3A 3S8		V6C 3B9	T2P 3S8

In the U.S.:

By Mail:		By Hand or by Courier:
c/o Computershare Trust Company, N.A.		c/o Computershare Trust Company, N.A.
Attention: Corporate Actions		Attention: Corporate Actions
P.O. Box 43014		250 Royall Street
Providence, Rhode Island 02940-3014		Canton, Massachusetts 02021

The Dealer Managers for the Offer are:

In the United States:		In Canada:

Deutsche Bank Securities Inc.		CIBC World Markets Inc.
60 Wall Street		161 Bay Street, 6th Floor
New York, New York 10005		Toronto, Ontario
Toll Free: 1 (877) 221-7676		M5J 2S8
Toll Free: 1 (866) 744-2030 (English)
Telephone: 1 (514) 847-6638 (French)

The Information Agent for the Offer is:

100 University Avenue 11th Floor, South Tower Toronto, Ontario M5J 2Y1

North American Toll Free: 1 (888) 605-7629 European Union Free Call: 00 800 6540 6540 Australia Free Call: 1 (800) 216 071